Exhibit (a)(1)(xv)

CELL THERAPEUTICS, INC.

Pursuant to the Offer to Exchange Shares of Common Stock and Cash

for Any and All of its Outstanding Convertible Notes

Described in the Table Below (collectively, the “Notes”)

for Shares of Common Stock

Plus a Cash Payment

Per $1,000 Principal Amount of Notes,

Plus Accrued and Unpaid Interest Thereon to be Paid in Cash

Title of Securities	Outstanding Principal Amount	CUSIP	Maturity
4% Convertible Senior Subordinated Notes due 2010	$55,150,000	150934AF4	07/01/2010
5.75% Convertible Senior Notes due 2011	$23,000,000	150934AL1 & 150934AM9	12/15/2011
6.75% Convertible Senior Notes due 2010	$7,000,000	150934AH0 & 150934AG2	10/31/2010
7.5% Convertible Senior Notes due 2011	$33,458,000	150934AK3 & 150934AJ6	04/30/2011
9.0% Convertible Senior Notes due 2012	$335,000	150934AN7	03/04/2012

THE EXCHANGE OFFERS HAVE BEEN AMENDED AND RESTATED AND EXTENDED.

THE EXCHANGE OFFERS AND WITHDRAWAL RIGHTS WILL EXPIRE AT

5:00 P.M., NEW YORK CITY TIME, ON TUESDAY, JUNE 16, 2009,

UNLESS THE EXCHANGE OFFERS ARE FURTHER EXTENDED.

June 2, 2009

To Our Clients:

Enclosed for your consideration is an Amended and Restated Offer to Exchange, dated as of June 2, 2009 (as amended or supplemented from time to time, the “Offer to Exchange”), and the related Amended and Restated Letter of Transmittal (as amended or supplemented from time to time, the “Letter of Transmittal”) and the other related offering documents (as amended or supplemented from time to time and which, together with the Offer to Exchange and the Letter of Transmittal, as they may be amended or supplemented from time to time, constitute the “Exchange Offer Documents”) of Cell Therapeutics, a Washington corporation (the “Company”). The Company is offering to exchange, in separate concurrent offers as set forth below (each, an “Exchange Offer” and together, the “Exchange Offers”), shares of the Company’s common stock, no par value (the “Common Stock”), and cash for any and all of its:

(i)	$55,150,000 aggregate outstanding principal amount of 4% Convertible Senior Subordinated Notes due 2010 (the “4% Notes”);

(ii)	$23,000,000 aggregate outstanding principal amount of 5.75% Convertible Senior Notes due 2011 (the “5.75% Notes”);

(iii)	$7,000,000 aggregate outstanding principal amount of 6.75% Convertible Senior Notes due 2010 (the “6.75% Notes”);

(iv)	$33,458,000 aggregate outstanding principal amount of 7.5% Convertible Senior Notes due 2011 (the “7.5% Notes”); and

(v)	$335,000 aggregate outstanding principal amount of 9.0% Convertible Senior Notes due 2012 (the “9.0% Notes”);

upon the terms and subject to the conditions set forth in the Amended and Restated Offer to Exchange, dated June 2, 2009 (the “Offer to Exchange”), the Amended and Restated Letter of Transmittal (the “Letter of Transmittal”), and the other related offering documents (which together, as they may be amended or supplemented from time to time, collectively constitute the “Exchange Offer Documents”).

For each $1,000 principal amount of Notes tendered in each Exchange Offer, holders of such Notes (each, a “Holder”, and together, “Holders”) will receive (i) $134.50 in cash, and (ii) 458 shares of Common Stock (together, the “Exchange Consideration”). Accrued and unpaid interest up to, but not including, the settlement date, on Notes validly tendered and not withdrawn will be paid in cash. The Exchange Consideration will be the same for each Exchange Offer. Notes not exchanged in the Exchange Offers will be returned to the tendering Holders, at the Company’s expense, promptly after the expiration of the Exchange Offers.

Capitalized terms used herein and not defined herein shall have the meanings ascribed to them in the Offer to Exchange. The description of the Exchange Offers in this letter is only a summary and is qualified in its entirety by all of the terms and conditions of the Exchange Offers set forth in the Offer to Exchange and the Letter of Transmittal.

As of June 1, 2009, an aggregate of approximately $55,150,000 principal amount of the 4% Notes were outstanding, an aggregate of approximately $23,000,000 principal amount of the 5.75% Notes were outstanding, an aggregate of approximately $7,000,000 principal amount of the 6.75% Notes were outstanding, an aggregate of approximately $33,458,000 principal amount of the 7.5% Notes were outstanding, and an aggregate of approximately $335,000 principal amount of the 9.0% Notes were outstanding.

The Company reserves the right, in its sole discretion, to terminate the Exchange Offers upon the occurrence of certain conditions more specifically described in Section 10 of the Offer to Exchange, or to amend the Exchange Offers in any respect, subject to applicable law. See Section 10, “Conditions of the Exchange Offers” of the Offer to Exchange.

We are the owner of record of Notes held for your account. As such, we are the only ones who can tender your Notes, and then only pursuant to your instructions. WE ARE SENDING YOU THE LETTER OF TRANSMITTAL FOR YOUR INFORMATION ONLY; YOU CANNOT USE IT TO TENDER NOTES WE HOLD FOR YOUR ACCOUNT.

Please instruct us as to whether you wish us to tender any or all of the Notes we hold for your account on the terms and subject to the conditions of the Exchange Offers. Please note the following:

1. You should read carefully the Offer to Exchange, the Letter of Transmittal and other offering documents provided before instructing us to tender your Notes.

2. If you desire to tender any Notes pursuant to the Exchange Offers, we must receive your instructions in ample time to permit us to effect a tender of Notes on your behalf on or prior to the Expiration Date.

3. The Company’s obligation to deliver the Exchange Consideration for Notes tendered pursuant to the Exchange Offers is subject to satisfaction of certain conditions set forth in Section 10, “Conditions of the Exchange Offers” in the Offer to Exchange.

4. If you wish to tender any or all of your Notes pursuant to the Exchange Offers, please so instruct us by completing, executing, detaching and returning to us the attached Instruction Form. The accompanying Letter of Transmittal is for your information only; you may not use it to tender Notes we hold for your account.

The Exchange Offers are being made solely under the Offer to Exchange and the related Letter of Transmittal and is being made to all Holders of record of the Company’s Notes. The Exchange Offers are not being made to, nor will tenders be accepted from or on behalf of, Holders of Notes residing in any jurisdiction in which the making of the Exchange Offers or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

INSTRUCTIONS

The undersigned acknowledge(s) receipt of your letter and the enclosed materials referred to therein relating to the Exchange Offers by Cell Therapeutics, Inc. with respect to the Notes.

This will instruct you to tender the principal amount of the Notes indicated below held by you for the account of the undersigned, pursuant to the terms and conditions set forth in the Offer to Exchange and the related Letter of Transmittal.

Series of Notes*	Principal Amount of Notes Tendered**

* Enter the Series of Notes being tendered. ** Unless otherwise indicated, it will be assumed that the entire aggregate principal amount of Notes held by us for your account is being tendered.

The method of delivery of this document is at the election and risk of the tendering Holder of Notes. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

The Company’s Board of Directors has approved the Exchange Offers. However, neither the Company, nor any member of its Board of Directors, the Financial Advisor, the Information Agent or the Depositary makes any recommendation to Holders as to whether they should tender or refrain from tendering their Notes in the Exchange Offers. Neither the Company, nor any member of its Board of Directors, the Financial Advisor, the Information Agent or the Depositary has authorized any person to make any recommendation with respect to the Exchange Offers. Holders should carefully evaluate all information in the Offer to Exchange, consult their own investment and tax advisors and make their own decisions about whether to tender Notes.

PLEASE COMPLETE AND SIGN HERE

Signature(s):

Name(s) (Please Print):

Street Address:

City, State, Zip Code:

Area Code and Telephone No.:

Tax Identification or Social Security No.:

My Account Number With You:

Date: